EQUITABLE HOLDINGS REPORTS FULL YEAR AND FOURTH QUARTER 2021 RESULTS
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Record full year results supported by $25 billion of net inflows, driven by AllianceBernstein and Structured Capital Strategies offsetting legacy VA outflows, and AUM up 12% year-over-year

Business model drives strong capital return of $1.9 billion in 2021; authorized new $1.2 billion repurchase program for 2022

Net income of $(439) million; net income per share of $(1.24)

Non-GAAP operating earnings1 of $2.8 billion, or $6.58 per share

Continued business mix shift reducing legacy VA exposure to 18% of retirement account value2
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New York, NY, February 10, 2022 — Equitable Holdings, Inc. (“Equitable Holdings”, “Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the full year and fourth quarter ended December 31, 2021.
“Equitable Holdings’ delivered exceptional results in 2021 with full year Non-GAAP operating earnings of $2.8 billion, or $6.58 per share, increasing 32% year-over-year on a per share basis. Bolstered by positive net flows, equity markets and growth of capital-light businesses, our AUM rose 12% to reach $908 billion. Our unique business model continues to drive strong performance including $18 billion in retirement premiums, up 31% year-over-year, across our Individual, Group and Protection segments. This was further supported by $25 billion of net inflows driven by AllianceBernstein, with continued success in Asia, and record sales in Structured Capital Strategies offsetting outflows in our legacy VA portfolio.” said Mark Pearson, President and Chief Executive Officer.

Mr. Pearson continued, “We continue to make significant progress in achieving a more capital-light business profile. Our de-risking actions and continued business mix shift has reduced our exposure to legacy variable annuities to only 18% of retirement account value as of year end, and is further supported by growth in our Asset Management and strong production from our Affiliated Distribution. Our role in helping our clients achieve financial well-being has never been more vital, as exemplified by the nearly $5 billion in benefits we paid throughout the year and the innovative solutions we continue to introduce for our clients.”

1 This press release includes certain Non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.
2 Includes Individual Retirement and Group Retirement account value.

Consolidated Results
	Fourth Quarter		Full Year
(in millions, except per share amounts or unless otherwise noted)	2021	2020	2021	2020
Total Assets Under Management (“AUM”, in billions)	$908	$809	$908	$809
Net income (loss) attributable to Holdings	254	(1,238)	(439)	(648)
Net income (loss) attributable to Holdings per common share	0.56	(2.84)	(1.24)	(1.56)
Non-GAAP operating earnings (loss)	649	748	2,825	2,302
Non-GAAP operating earnings (loss) per common share (“EPS”)	1.54	1.65	6.58	4.99
As of December 31, 2021, total AUM was $908 billion, a year-over-year increase of 12.2% driven by net inflows and market performance over the prior twelve months.
On a full year basis Net income (loss) attributable to Holdings improved by $209 million to $(439) million in 2021, up from $(648) million in 2020 primarily driven by non-economic market impacts from hedging and non-performance risk under U.S. GAAP accounting.

Full year Non-GAAP operating earnings increased to $2.8 billion from $2.3 billion in 2020. Excluding notable items3 of $214 million, 2021 Non-GAAP operating earnings were $2.6 billion or $6.07 per share.

The Net income attributable to Holdings for the fourth quarter of 2021 was $254 million compared to net loss of $1.2 billion in the fourth quarter of 2020 driven primarily by non-economic market impacts from hedging and non-performance risk under U.S. GAAP accounting.

Non-GAAP operating earnings in the fourth quarter of 2021 was $649 million compared to $748 million in the fourth quarter of 2020. Excluding notable items of $(42) million, fourth quarter 2021 Non-GAAP operating earnings were $691 million or $1.64 per share.

As of December 31, 2021, book value per common share, including accumulated other comprehensive income (“AOCI”), was $25.45. Book value per common share, excluding AOCI, was $20.33.

Business Highlights

•Full year 2021 business segment highlights:
◦Individual Retirement continues to report record sales, with $11.0 billion of first year premium in 2021, up 53% year-over-year, as the business continues to shift toward capital-light products which represent 74% of total segment account value at year end.
◦Group Retirement generated full year gross premiums of $3.6 billion in 2021 supported by first year premiums of $1.3 billion, up 11% year-over-year, and strong renewal growth of 7% in the year to $2.3 billion.

3 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

◦Investment Management and Research (AllianceBernstein or “AB”)4 delivered strong net inflows of $26.1 billion in 2021 supporting AUM growth of 14% year-over-year. Flows were positive across all channels, with continued growth in Asia generating nearly one-third of net inflows, driving 5% organic revenue growth, and 1% fee rate expansion, over prior year.
◦Protection Solutions reported Gross Written Premiums of $3.1 billion driven by continued success pivoting to less interest-sensitive accumulation products with Variable Universal Life first year premiums of $287 million in 2021, up 99% over prior year, and momentum in Employee Benefits with 565 thousand lives covered, up 30% over prior year.
•Capital management program:
◦The Company returned $1.9 billion this year including $540 million in the fourth quarter of 2021. This completed the 2021 capital management program which included $500 million of incremental share repurchases associated with the close of the legacy VA transaction and $112 million of 2022 share repurchases that were accelerated into the fourth quarter of 2021.
◦The Board of Directors also authorized a new $1.2 billion share repurchase program for 2022.5
◦As of December 31, 2021, the combined RBC ratio was approximately 440%, above our minimum combined RBC target of 375-400%.
◦The Company reported cash and liquid assets of $1.6 billion at Holdings, which remains above the $500 million minimum liquidity target.
•Delivering long-term shareholder value:
◦The Company has a unique business model which enables Equitable’s General Account portfolio to invest in AllianceBernstein’s alternative strategies providing policyholders with better risk-weighted returns and build higher multiple businesses for shareholders. In the second quarter of 2021, the Company announced that $10 billion of committed capital will be made available as we continue to leverage synergies between our retirement and asset management businesses which, in turn, supports the Company’s efforts to capture $180 million of incremental investment income by 2023. Of the $180 million 2023 target, the Company has realized $90 million through year end 2021.

◦The Company also announced an $80 million expense savings target by 2023, with $31 million achieved in 2021, resulting from disciplined expense management, shifting towards an agile working model and leveraging technology-enabled capabilities.

◦The continued focus on growing our capital-light business has meaningfully shifted the profile of the Company. Supported by the close of the legacy VA reinsurance transaction in the second quarter of 2021, legacy account value now represents only 18% of retirement account value as of year end 2021.
4 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.
5 Under this authorization, the Company may, from time to time, purchase shares of its common stock through various means including open market transactions, privately negotiated transactions, forward, derivative, accelerated repurchase, or automatic share repurchase transactions, or tender offers. The authorization for the share repurchase program may be terminated, increased or decreased by the board of directors at any time.

Business Segment Results

Individual Retirement

(in millions, unless otherwise noted)	Q4 2021	Q4 2020
Account value (in billions)	$111.9	$117.4
Segment net flows
Current Product Offering	574	534
Fixed Rate (1)	(787)	(863)
Total segment net flows	(213)	(329)
Operating earnings (loss)	351	442
(1) Net flows of $(388) million not included Q4 2021 as it relates to AV ceded to Venerable.
•Account value decreased by (4.7)% primarily due to $16.9 billion of AV ceded to Venerable, partially offset by strong new business growth and equity markets.
•Net flows of $(213) million increased compared to the fourth quarter of 2020 as net inflows of $574 million from our current product offering of less capital-intensive products partially offset anticipated outflows from the older fixed rate living benefits block of $(787) million.
•Operating earnings decreased from $442 million in the prior year quarter to $351 million, primarily due to the Venerable transaction and partially offset by higher net investment income and fee revenue on higher account values.

•Operating earnings less notable items6 decreased from $369 million in the prior year quarter to $328 million. Notable items of $23 million in the current period reflect higher net investment income from alternatives and prepayments.

Group Retirement

(in millions, unless otherwise noted)	Q4 2021	Q4 2020
Account value (in billions)	$47.4	$42.5
Segment net flows	(188)	45
Operating earnings (loss)	117	166
•Account value increased by 12% driven primarily by equity market performance over the prior twelve months.
•Net flows of $(188) million decreased versus the prior year quarter primarily due to higher surrenders driven by higher equity markets, partially offset by higher sales and renewals. Persistency within the business remains strong with surrender rates in line with historical experience.
•Operating earnings decreased from $166 million to $117 million versus the prior year quarter, primarily due to higher net investment income and fee-type revenue on higher account values partially offsetting elevated operating expenses.

6 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

•Operating earnings less notable items7 increased from $143 million in the prior year quarter to $153 million. Notable items of $(36) million in the current period related to higher net investment income from alternatives and prepayments partially offsetting a litigation accrual realized in the quarter related to the 403(b) business.

Investment Management and Research

(in millions, unless otherwise noted)	Q4 2021	Q4 2020
Total AUM (in billions)	$778.6	$685.9
Segment net flows (in billions)	7.4	3.2
Operating earnings (loss)	183	141
•AUM increased by 14% due to equity market performance and net inflows over the prior twelve months.
•Fourth quarter net flows of $7.4 billion were driven by net inflows across all distribution channels, including $6.4 billion in active net inflows.
•Operating earnings increased from $141 million to $183 million, primarily driven by higher base fees on higher average AUM.

Protection Solutions

(in millions)	Q4 2021	Q4 2020
Gross written premiums	$801	$748
Annualized premiums	84	59
Operating earnings (loss)	53	58
•Gross written premiums increased 7% versus the prior year quarter with continued success in our strategic shift to less interest-sensitive life insurance accumulation products.
•Annualized premiums increased from $59 million to $84 million versus the prior year quarter driven by year-over-year growth from both Life, up 45%, and Employee Benefits, up 33%.
•Operating earnings decreased from $58 million to $53 million versus the prior year quarter, primarily due to higher net investment income, fee revenue on higher account values and lower PFBL accrual partially offsetting elevated mortality in the quarter.
•Operating earnings excluding notable items7 increased from $51 million in the prior year quarter to $92 million. Notable items of $(39) million in the current period related to higher net investment income from alternatives and prepayments partially offsetting excess mortality. On a post-tax basis, net excess mortality was $64 million, within COVID guidance of $30 to $60 million operating earnings per 100 thousand US deaths.

7 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Corporate and Other
Operating loss of $55 million in the fourth quarter improved compared to operating loss of $59 million in the prior year quarter, primarily driven by higher investment management fees than prior year quarter. Operating loss excluding notable items8 increased from $57 million in the prior year quarter to $66 million. Notable items of $10 million in the current period related to higher net investment income from alternatives and prepayments.

8 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Exhibit 1: Notable Items

Notable items represent the impact on results from our annual actuarial assumption review, approximate impacts attributable to significant variances from the Company’s expectations, and other items that the Company believes may not be indicative of future performance. The Company chooses to highlight the impact of these items and Non-GAAP measures, less notable items to provide a better understanding of our results of operations in a given period. Certain figures may not sum due to rounding.
Impact of notable items by segment and Corporate & Other:

	Three Months Ended December 31,
(in millions)	2021	2020
Non-GAAP Operating Earnings	$649	$748
Adjustments related to notable items:
Individual Retirement	(23)	(73)
Group Retirement	36	(23)
Investment Management and Research	—	(9)
Protection Solutions	39	(7)
Corporate & Other	(10)	2
Notable items subtotal	42	(110)
Less: impact of actuarial assumption update	—	—
Non-GAAP operating earnings, less notable items	$691	$638

	Year Ended December 31,
(in millions)	2021	2020
Non-GAAP Operating Earnings	$2,825	$2,302
Adjustments related to notable items:
Individual Retirement	(83)	(86)
Group Retirement	(9)	(23)
Investment Management and Research	—	(24)
Protection Solutions	(24)	57
Corporate & Other	(92)	7
Notable items subtotal	(208)	(68)
Less: impact of actuarial assumption update	(6)	31
Non-GAAP operating earnings, less notable items	$2,611	$2,265

Impact of notable items by item category:

	Three Months Ended December 31,
(in millions)	2021	2020
Non-GAAP Operating Earnings	$649	$748
Pre-tax adjustments related to notable items:
Actuarial Updates/Reserve	(18)	(74)
Mortality	77	47
Expenses[9]	50	(24)
Net Investment Income	(62)	(41)
Subtotal	47	(91)
Post-tax impact of notable items	42	(110)
Less: impact of actuarial assumption update	—	—
Non-GAAP operating earnings, less notable items	$691	$638

	Year Ended December 31,
(in millions)	2021	2020
Non-GAAP Operating Earnings	$2,825	$2,302
Pre-tax adjustments related to notable items:
Actuarial Updates/Reserve	(107)	(77)
Mortality	205	94
Expenses[9]	50	(79)
Net Investment Income	(410)	46
Subtotal	(262)	(16)
Post-tax impact of notable items	(208)	(68)
Less: impact of actuarial assumption update	(6)	31
Non-GAAP operating earnings, less notable items	$2,611	$2,265

9 As previously disclosed, the Company has been cooperating with the U.S. Securities and Exchange Commission (the “SEC”) concerning its investigation into the Company’s non-ERISA K-12 403(b) and 457 sales and disclosure practices. The Company has reached an agreement in principle, subject to agreement on documentation and approval by the SEC, to resolve that investigation, including the allegation that daily separate account and portfolio operating expenses disclosed in customer prospectuses and incorporated in the calculation of net investment portfolio results in quarterly account statements were not properly presented or referenced in those account statements. If approved, under the settlement, the Company would neither admit nor deny the allegations, prospectively modify the relevant account statements and cross-reference the relevant prospectus disclosures and pay a civil monetary penalty of $50 million, to be distributed to plan participants. The Company has fully accrued for the cost of the settlement.

Earnings Conference Call
Equitable Holdings will host a conference call at 9 a.m. ET February 11, 2022 to discuss its full year and fourth quarter 2021 results. The conference call webcast, along with additional earnings materials will be accessible on the company’s investor relations website at ir.equitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software.

To register for the conference call, please use the following link:
EQH Full Year and Fourth Quarter 2021 Earnings Call

After registering, you will receive an email confirmation including dial in details and a unique conference call code for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

A webcast replay will be made available on the Equitable Holdings Investor Relations website at ir.equitableholdings.com.
About Equitable Holdings
Equitable Holdings, Inc. (NYSE: EQH) is a financial services holding company comprised of two complementary and well-established principal franchises, Equitable and AllianceBernstein. Founded in 1859, Equitable provides advice, protection and retirement strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets. Equitable Holdings has approximately 12,200 employees and financial professionals, $908 billion in assets under management (as of 12/31/2021) and more than 5 million client relationships globally.
Contacts:
Investor Relations
Işıl Müderrisoğlu
(212) 314-2476
IR@equitable.com

Media Relations
Matt Asensio
(212) 314-2010
mediarelations@equitable.com

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Equitable Holdings, Inc. (“Holdings”) and its consolidated subsidiaries. “We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including the impact of COVID-19 and related economic conditions, equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, protection of confidential customer information or proprietary business information, operational failures by us or our service providers, and catastrophic events, such as the outbreak of pandemic diseases including COVID-19; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults by third parties and affiliates and economic downturns, defaults and other events adversely affecting our investments; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, variations in statutory capital requirements, financial strength and claims-paying ratings, state insurance laws limiting the ability of our insurance subsidiaries to pay dividends and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves and experience differing from pricing expectations, amortization of deferred acquisition costs and financial models; (vii) our Investment Management and Research segment, including fluctuations in assets under management and the industry-wide shift from actively-managed investment services to passive services; (viii) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (ix) risks related to our common stock and (x) general risks, including strong industry competition, information systems failing or being compromised and protecting our intellectual property.
Forward-looking statements should be read in conjunction with the other cautionary statements, risks, uncertainties and other factors identified in Holdings’ filings with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Use of Non-GAAP Financial Measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, Non-GAAP Operating EPS, and Book Value per common share, excluding AOCI, each of which is a measure that is not determined in accordance with U.S. GAAP. Management principally uses these non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance and they allow management to allocate resources. Similarly, management believes that the use of these Non-GAAP financial measures, together with relevant U.S. GAAP measures, provide investors with a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, AV, and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.
Non-GAAP Operating Earnings
Non-GAAP Operating Earnings is an after-tax non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and are more sensitive to changes in market conditions than the variable annuity product liabilities as valued under U.S. GAAP. This is a large source of volatility in net income.
Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:
•Items related to variable annuity product features, which include: (i) certain changes in the fair value of the derivatives and other securities we use to hedge these features; (ii) the effect of benefit ratio unlock adjustments, including extraordinary economic conditions or events such as COVID-19; and (iii) changes in the fair value of the embedded derivatives reflected within variable annuity products’ net derivative results and the impact of these items on DAC amortization on our SCS product;
•Investment (gains) losses, which includes credit loss impairments of securities/investments, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;
•Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;
•Other adjustments, which primarily include restructuring costs related to severance and separation, COVID-19 related impacts, net derivative gains (losses) on certain Non-GMxB derivatives, net investment income from certain items including consolidated VIE investments, seed capital mark-to-market adjustments, unrealized gain/losses associated with equity securities and certain legal accruals; and

•Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period.
Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use the prevailing corporate federal income tax rate of 21% while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP operating earnings.
The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the three months and years ended December 31, 2021 and 2020:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2021	2020	2021	2020
Net income (loss) attributable to Holdings	$254	$(1,238)	$(439)	$(648)
Adjustments related to:
Variable annuity product features (1)	513	3,439	4,145	3,912
Investment (gains) losses	(100)	(554)	(867)	(744)
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	33	23	120	109
Other adjustments (2) (3) (4) (5)	45	116	717	952
Income tax expense (benefit) related to above adjustments (6)	(103)	(635)	(864)	(888)
Non-recurring tax items (7)	7	(403)	13	(391)
Non-GAAP Operating Earnings	$649	$748	$2,825	$2,302

_______________
(1)Includes COVID-19 impact on Variable annuity product features due to a first quarter 2020 assumption update of $1.5 billion and other COVID-19 related impacts of $35 million for the year ended December 31, 2020.
(2)Includes COVID-19 impact on Other adjustments due to a first quarter 2020 assumption update of $1.0 billion and other COVID-19 related impacts of $86 million for the year ended December 31, 2020.
(3)Includes separation costs of $20 million, $25 million, $82 million and $108 million for the three months and year ended December 31, 2021 and 2020, respectively.
(4)Includes certain legal accruals related to the cost of insurance litigation of $207 million for the year ended December 31, 2021. No adjustment was made to prior period operating earnings as the impact was immaterial.
(5)Includes Non-GMxB related derivative hedge losses of ($75) million, $57 million, $65 million, and ($404) million for the three months and year ended December 31, 2021 and 2020, respectively.
(6)Includes income taxes of ($554) million for the above related COVID-19 items for the year ended December 31, 2020.
(7)Includes a reduction in the reserve for uncertain tax positions resulting from the completion of an IRS examination in the year ended December 31, 2020.

Non-GAAP Operating EPS
Non-GAAP Operating Earnings per common share is calculated by dividing Non-GAAP Operating Earnings less preferred dividends by diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the three months and years ended December 31, 2021 and 2020.

	Three Months Ended December 31,		Year Ended December 31,
(per share amounts)	2021	2020	2021	2020
Net income (loss) attributable to Holdings (1)	$0.63	$(2.80)	$(1.05)	$(1.44)
Less: Preferred stock dividend	0.07	0.04	0.19	0.12
Net Income (loss) available to common shareholders	0.56	(2.84)	(1.24)	(1.56)
Adjustments related to:
Variable annuity product features (2)	1.27	7.77	9.93	8.68
Investment (gains) losses	(0.25)	(1.25)	(2.08)	(1.65)
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.08	0.05	0.29	0.24
Other adjustments (3) (4) (5) (6)	0.11	0.26	1.72	2.12
Income tax expense (benefit) related to above adjustments (7)	(0.25)	(1.43)	(2.07)	(1.97)
Non-recurring tax items (8)	0.02	(0.91)	0.03	(0.87)
Non-GAAP Operating Earnings	$1.54	$1.65	$6.58	$4.99

_______________
(1)For periods presented with a net loss, basic shares was used for the three months ended December 31, 2020 and year ended 2021 and 2020.
(2)Includes COVID-19 impact on Variable annuity product features due to a first quarter 2020 assumption update of $3.26 and other COVID-19 related impacts of $0.08 for the year ended December 31, 2020.
(3)Includes COVID-19 impact on Other adjustments due to a first quarter 2020 assumption update of $2.33 for the year ended December 31, 2020 and other COVID-19 related impacts of $0.19 for the year ended December 31, 2020.
(4)Includes separation costs of $0.05, $0.06, $0.20 and $0.24 for the three months and year ended December 31, 2021 and 2020, respectively.
(5)Includes certain legal accruals related to the cost of insurance litigation of $0.50 for the year ended December 31, 2021. No adjustments were made to prior period non-GAAP operating EPS as the impact was immaterial.
(6)Includes Non-GMxB related derivative hedge losses of ($0.17), $0.13, $0.14, and ($0.90) for the three months and year ended December 31, 2021 and 2020, respectively.
(7)Includes income taxes of $0.00 and $(1.23) for the above related COVID-19 items for the three months and year ended December 31, 2020.
(8)Includes a reduction in the reserve for uncertain tax positions resulting from the completion of an IRS examination in the year ended December 31, 2020.

Book Value per common share, excluding AOCI
We use the term “book value” to refer to total equity attributable to Holdings’ common shareholders. Book Value per common share, excluding AOCI, is our total equity attributable to Holdings, excluding AOCI and preferred stock, divided by ending common shares outstanding.

	December 31, 2021	December 31, 2020
Book value per common share	$25.45	$32.46
Per share impact of AOCI	(5.12)	(8.76)
Book Value per common share, excluding AOCI	$20.33	$23.70

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Account Value (“AV”)
Account value generally equals the aggregate policy account value of our retirement products.

Assets Under Management (“AUM”)
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment portfolio and (iii) the separate account assets of our Individual Retirement, Group Retirement and Protection Solutions businesses. Total AUM reflects exclusions between segments to avoid double counting.
Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in millions)
REVENUES
Policy charges and fee income	$882	$948	$3,637	$3,735
Premiums	231	243	960	997
Net derivative gains (losses)	(535)	(3,612)	(4,465)	(1,722)
Net investment income (loss)	933	947	3,847	3,477
Investment gains (losses), net:
Credit losses on available-for-sale debt securities and loans	(2)	(11)	2	(58)
Other investment gains (losses), net	102	565	865	802
Total investment gains (losses), net	100	554	867	744
Investment management and service fees	1,497	1,294	5,395	4,608
Other income	210	142	795	576
Total revenues	3,318	516	11,036	12,415
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	700	780	3,218	5,326
Interest credited to policyholders’ account balances	314	292	1,219	1,222
Compensation and benefits	598	598	2,360	2,096
Commissions and distribution-related payments	447	369	1,662	1,351
Interest expense	60	48	244	200
Amortization of deferred policy acquisition costs	136	58	393	1,613
Other operating costs and expenses	598	392	2,109	1,700
Total benefits and other deductions	2,853	2,537	11,205	13,508
Income (loss) from continuing operations, before income taxes	465	(2,021)	(169)	(1,093)
Income tax (expense) benefit	(77)	885	145	744
Net income (loss)	388	(1,136)	(24)	(349)
Less: Net income (loss) attributable to the noncontrolling interest	134	102	415	299
Net income (loss) attributable to Holdings	254	(1,238)	(439)	(648)
Less: Preferred stock dividends	26	19	79	53
Net income (loss) available to Holdings’ common shareholders	$228	$(1,257)	$(518)	$(701)

Earnings Per Common Share

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in millions)
Earnings per common share
Basic	$0.57	$(2.84)	$(1.24)	$(1.56)
Diluted	$0.56	$(2.84)	$(1.24)	$(1.56)
Weighted average shares
Weighted average common stock outstanding for basic earnings per common share	400.4	442.8	417.4	450.4
Weighted average common stock outstanding for diluted earnings per common share (1)	404.3	442.8	417.4	450.4

(1)Due to net loss for the year ended December 31, 2021 as well as three months and year ended December 31, 2020, approximately 3.8 million, 1.6 million and 1.7 million share awards were excluded from the diluted EPS calculation.

Results of Operations by Segment

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in millions)
Operating earnings (loss) by segment:
Individual Retirement	$351	$442	$1,444	$1,536
Group Retirement	117	166	631	491
Investment Management and Research	183	141	564	432
Protection Solutions	53	58	317	146
Corporate and Other (1)	(55)	(59)	(131)	(303)
Non-GAAP Operating Earnings	$649	$748	$2,825	$2,302

(1)Includes interest expense and financing fees of $61 million, $54 million, $241 million and $218 million for the three months and year ended December 31, 2021,and 2020 respectively.

Select Balance Sheet Statistics

	December 31, 2021	December 31, 2020
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$110,299	$115,266
Separate Accounts assets	147,306	135,950
Total assets	292,262	275,397

LIABILITIES
Short-term and long-term debt	$3,931	$4,115
Future policy benefits and other policyholders' liabilities	36,717	39,881
Policyholders’ account balances	79,357	66,820
Total liabilities	278,699	258,077

EQUITY
Preferred stock	1,562	1,269
Accumulated other comprehensive income (loss)	2,004	3,863
Total equity attributable to Holdings	$11,519	$15,576
Total equity attributable to Holdings' common shareholders (ex. AOCI)	7,953	10,444

Assets Under Management (Unaudited)

	December 31, 2021	December 31, 2020
	(in billions)
Assets Under Management
AB AUM	$778.6	$685.9
Exclusion for General Account and other Affiliated Accounts	(79.7)	(87.6)
Exclusion for Separate Accounts	(48.8)	(40.5)
AB third party	$650.1	$557.8

Total company AUM
AB third party	$650.1	$557.8
General Account and other Affiliated Accounts (1) (3)	110.3	115.3
Separate Accounts (2) (3)	147.3	136.0
Total AUM	$907.7	$809.0

_______________
(1) “General Account and Other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.
(2) “Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.
(3) As of June 30, 2021, September 30, 2021 and December 31, 2021, Separate Account and General Account AUM is inclusive of $16.9 billion, $63 million, $16.3 billion, $64 million, $16.6 billion and $61 million, respectively, Account Value ceded to Venerable. For additional information on the Venerable transaction see Note 1 of the Notes to Consolidated Financial Statements within the 10-Q.